Exhibit 99.1

FOR IMMEDIATE RELEASE	U.S. Contact:
Andrew Lipsman
comScore, Inc.
(312) 775-6510
press@comscore.com

International Contact:
Cathy McCarthy
comScore, Inc.
+44 (203) 111 1746
worldpress@comscore.com
comScore Acquires Products Division of Nexius, Inc.
Expands Offerings for Mobile Operators Leveraging comScore’s Expertise in Managing Complex Data
RESTON, VA, July 1, 2010 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced that it has acquired the products division of Nexius, Inc., a leading provider of mobile carrier-grade solutions that deliver network analysis focused on the experience of wireless subscribers, as well as network intelligence with respect to performance, capacity and configuration analytics. Nexius’ Xplore family of products enables network operators to enhance operational efficiencies and prioritize capital expenditures based on customer demand in a constantly changing environment. This acquisition further strengthens comScore’s position in the mobile marketplace through expanded product offerings targeted at mobile operators. These products provide analytics that operators can use internally to build smarter networks and improve customer care, or — at the operators’ sole discretion and in a manner that respects customer privacy — could feed into separate comScore tools for use by media partners to enable mobile as a medium.
“Our acquisition of the products division of Nexius expands the value we are able to bring operators through the actionable intelligence required to optimize customer experience,” said Dr. Magid Abraham, comScore President & CEO. “The explosive growth of mobile data services is driving growth and profitability in the sector but has also dramatically increased the amount and complexity of customer data that operators must manage in this highly competitive global marketplace. With this acquisition, comScore now offers a more comprehensive set of capabilities that operators can leverage to drive value for their partners and customers.”
“We are excited to join the comScore team to build uniquely powerful and comprehensive global mobile intelligence offerings,” said Nabil Taleb, CEO of Nexius. “comScore and Nexius have similar DNA as technology leaders and innovators. By combining our talents and technological capabilities, we’ll provide an even broader set of solutions to help our mutual clients measure the changing dynamics of the wireless ecosystem.”

The acquisition will be integrated into comScore’s existing Telecom and Wireless Practice. Mr. Taleb will join the comScore senior management team and will be named EVP of comScore Wireless Solutions.
comScore anticipates that the transaction will fuel incremental growth for comScore in 2010 and anticipates that the acquisition will add approximately $4 million to the company’s 2010 revenue, with similar profitability margins to the balance of comScore’s business. Additionally, comScore anticipates that the transaction will be accretive to 2010 GAAP and non-GAAP net income.
Nexius’ consulting division has been spun off into a separate entity called Nexius Solutions Inc., led by co-Founder Nadim (Ned) Taleb (www.nexius.com).
Mobile Industry Leaders Voice Enthusiasm for Nexius
“The network intelligence provided by Nexius has been a critical component of fulfilling our customer value proposition,” said Bob Johnson, Chief Strategy Officer at Sprint. “Nexius analytics have enabled us to improve our network optimization and better serve our customers.”
“Nexius has been a valuable partner in helping us understand the dynamics of our network,” said Hassan Kabbani, CEO of Mobinil, a leading mobile operator in Egypt and a joint venture between Orange and Orascom Telecom. “Nexius is an innovative and reliable company in the network analytics space and well positioned to grow in global markets.”
comScore to Discuss Acquisition in Conference Call

comScore management will discuss today’s announcement in a conference call today, Thursday, July 1, 2010, at 5:30 PM ET. The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 800-591-6944, Passcode 66935716
(International) 617-614-4910, Passcode 66935716
Replay Number: 888-286-8010, Passcode 16125719
(International) 617-801-6888, Passcode 16125719
Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. comScore helps its clients better understand, leverage and profit from the rapidly evolving digital marketing landscape by providing solutions in the measurement and evaluation of online audiences, advertising effectiveness, social media, search, video, mobile, e-commerce , and a broad variety of other emerging forms of digital behavior. comScore’s capabilities are based on a global panel of approximately 2 million Internet users who have given comScore explicit permission to confidentially capture their browsing and purchase behavior. These data can also be combined with census-level Web site or telecom carrier data to provide the most comprehensive and unified measurement of digital activity. comScore’s recent acquisition of ARSgroup adds one of the industry’s most validated measurement of the persuasive power of advertising in TV and multi-media campaigns. comScore services are used by more than 1,300 clients around the world, including global leaders such as AOL, Baidu, BBC, Best Buy, Carat, Deutsche Bank, ESPN, Facebook, France Telecom, Financial Times, Fox, Microsoft, MediaCorp, Nestle, Starcom, Terra Networks, Universal McCann, Verizon Services Group, ViaMichelin and Yahoo!. For more information, please visit www.comScore.com.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, comScore’s expectations regarding the impact and benefits of the acquisition of Nexius, financial or otherwise; comScore’s expectations regarding the growth, opportunities and favorability of the market for mobile enterprise and marketing products; and comScore’s expectations as to the integration of Nexius’ products and customer base with its existing products. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the impact of integrating Nexius’ business and products into comScore’s business and products; the possibility that the mobile enterprise and marketing products markets do not grow and develop as expected; comScore’s ability to retain customers and employees of Nexius; the risk of integration difficulties from the Nexius; comScore’s ability to grow its existing customer base and develop new products; the expected strength of comScore’s business and client demand for comScore’s products; the future quality of client relationships and resulting renewal rates; expectations of customer growth; and expectations of sales growth.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, Annual Report on Form 10-K for the period ended December 31, 2009 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.